As filed with the Securities and Exchange Commission on July 29, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-0640002
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

5 Penn Plaza (4th Floor)
New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Town Sports International Holdings, Inc. 2006 Stock Incentive Plan
(as amended and restated effective as of March 1, 2011)
(Full Title of the Plan)

Copies to:
Robert J. Giardina
Chief Executive Officer and President Town Sports International Holdings, Inc. 5 Penn Plaza (4th Floor) New York, New York 10001	Glenn M. Reiter, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954
(Name and Address of Agent for Service)	(212) 455-2000
(212) 246-6700
(Telephone Number, Including Area Code, of Agent For Service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount
Title Of Securities	Amount To Be	Offering Price	Aggregate	Of
To Be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.001 per share	500,000	$7.82	$3,910,000	$453.96

(1)	This Registration Statement covers 500,000 shares of the Registrant’s common stock available for issuance under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (as amended and restated effective as of March 1, 2011). This Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (as amended and restated effective as of March 1, 2011) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Calculated solely for purposes of the registration fee for this offering in accordance with paragraph (c) and (h)(1) of Rule 457 of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s common stock as reported by The NASDAQ Global Market on July 27, 2011.

EXPLANATORY NOTE
     This Registration Statement relates to shares of common stock to be issued under the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (as amended and restated effective as of March 1, 2011). The contents of the registration statement on Form S-8 with respect to the Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (Registration No. 333-151965), filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2008, are hereby incorporated by reference pursuant to General Instruction E on From S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
     Not required to be filed with this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.
Item 4. Description of Securities
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The validity of the securities offered hereby has been passed upon by David M. Kastin, Esq., Senior Vice President — General Counsel and Corporate Secretary of the Registrant. Mr. Kastin is a full-time employee of the Registrant.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers and directors in certain circumstances. In accordance with and to the extent permitted by the DGCL, Article VII of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) limits the personal liability of the directors of the Registrant for breaches of fiduciary duty. In accordance with and to the extent permitted by the DGCL, Article VIII of the Certificate of Incorporation and

Article VIII of the Company’s Second Amended and Restated By-Laws (the “By-Laws”) permits the Company to indemnify its directors and officers.
     The Company has entered into agreements with its directors and certain officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Company maintains liability insurance for the benefit of its officers and directors.
     The Registrant’s 2004 Common Stock Option Plan, as amended (the “2004 Stock Option Plan”), provides for the indemnification of the Registrant’s directors in connection with any action, suit or proceeding in which such directors are involved by reason of any act or omission under the 2004 Stock Option Plan or any option granted thereunder. To the maximum extent permitted by the DGCL, the Certificate of Incorporation and By-Laws and to the extent not covered by insurance directly insuring such person, the Registrant’s 2006 Stock Incentive Plan (as amended and restated effective as of March 1, 2011) (the “2006 Stock Incentive Plan”) provides for the indemnification of the Registrant’s officers and directors for any cost, expense or liability arising out of any act or omission in connection with the administration of the 2006 Stock Incentive Plan.
     The above discussion of the DGCL and of the Certificate of Incorporation, By-Laws, indemnification agreements, 2004 Stock Option Plan and 2006 Stock Incentive Plan is not intended to be exhaustive and is qualified in its entirety by such statute, Certificate of Incorporation, By-Laws, indemnification agreements, 2004 Stock Option Plan and 2006 Stock Incentive Plan.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Town Sports International Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 000-52013)).

4.2	Second Amended and Restated By-Laws of Town Sports International Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2008 (File No. 000-52013)).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.5 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2008).

4.4	Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (as amended and restated effective as of March 1, 2011) (incorporated by reference to Appendix A of the Registrant’s definitive Proxy Statement on Schedule 14A filed on March 29, 2011).

5.1	Opinion of David M. Kastin, Esq., Senior Vice President — General Counsel and Corporate Secretary of the Registrant.*

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of David M. Kastin, Esq., Senior Vice President—General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).*

*	Filed herewith.
Item 9. Undertakings.
      Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 29th day of July, 2011.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
By:	/s/ Robert J. Giardina
	Name:	Robert J. Giardina
	Title:	Chief Executive Officer and President

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Robert J. Giardina, Daniel Gallagher and David M. Kastin, and each of them (with full power to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Giardina	Chief Executive Officer, President and
Robert J. Giardina	Director (Principal Executive Officer)	July 29, 2011

/s/ Daniel Gallagher	Chief Financial Officer (Principal
Daniel Gallagher	Accounting and Financial Officer)	July 29, 2011

/s/ Keith E. Alessi	Director	July 29, 2011
Keith E. Alessi

/s/ Paul N. Arnold	Director	July 29, 2011
Paul N. Arnold

/s/ Bruce C. Bruckmann	Director	July 29, 2011
Bruce C. Bruckmann

/s/ J. Rice Edmonds	Director	July 29, 2011
J. Rice Edmonds

Signature	Title	Date

/s/ Thomas J. Galligan III	Chairman of the Board and Director	July 29, 2011
Thomas J. Galligan III

/s/ Kevin McCall	Director	July 29, 2011
Kevin McCall

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Town Sports International Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 000-52013)).

4.2	Second Amended and Restated By-Laws of Town Sports International Holdings, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 19, 2008 (File No. 000-52013)).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.5 of the Registrant’s Current Report on Form 8-K, filed on May 19, 2008).

4.4	Town Sports International Holdings, Inc. 2006 Stock Incentive Plan (as amended and restated effective as of March 1, 2011) (incorporated by reference to Appendix A of the Registrant’s definitive Proxy Statement on Schedule 14A filed on March 29, 2011).

5.1	Opinion of David M. Kastin, Esq., Senior Vice President — General Counsel and Corporate Secretary of the Registrant. *

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of David M. Kastin, Esq., Senior Vice President—General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).*

*	Filed herewith.